                                                                    EXHIBIT 99.2

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

         We are a leading provider of intelligent eBusiness solutions that help enterprises optimize business processes both internally and among trading partners. Our solutions enable enterprises to significantly improve efficiencies, collaborate with suppliers and customers, respond to market demands and engage in dynamic business interactions over the Internet. Our RHYTHM product suite principally includes solutions for supply chain management, customer management, product lifecycle management, inter-process planning and strategic planning. We recently began launching our Marketplace Services, through which we provide our RHYTHM software applications to public and private Internet-based marketplaces consisting of communities of trading partners. In addition, our recently announced TradeMatrix portal is designed to provide value-added services to participants spanning multiple digital marketplaces. We also provide services such as consulting, training and maintenance in support of these offerings.

         In July 1999, we acquired Sales Marketing Administration Research Tracking Technologies, Inc., or SMART. Under the terms of the acquisition agreement, we agreed to issue up to 2.1 million shares of common stock for all of the outstanding capital stock and options of SMART. In connection with the SMART acquisition, we incurred expenses of $2.1 million that included, among other things, investment banking, legal and accounting fees and expenses. The transaction was accounted for as a pooling of interests. Accordingly, our financial statements include the financial position, results of operations and cash flows of SMART for all periods presented.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the percentages of total revenues represented by certain items reflected in our consolidated statements of operations:


                                                       YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                    1996         1997           1998
                                                ----------    ----------     ----------
Revenues:
     Software licenses ......................         61.1%         63.9%          63.5%
     Services ...............................         30.1          26.3           24.8
     Maintenance ............................          8.8           9.8           11.7
                                                   -------       -------        -------
           Total revenues ...................        100.0         100.0          100.0
                                                   -------       -------        -------
Costs and expenses:
     Cost of software licenses ..............          0.3           1.2            2.2
     Cost of services and maintenance .......         21.4          21.8           21.0
     Sales and marketing ....................         35.0          34.8           35.2
     Research and development ...............         23.2          25.9           25.5
     General and administrative .............         10.9          11.3           10.3
     In-process research and development
        and acquisition-related expenses ....          1.1           4.2            2.1
                                                   -------       -------        -------
           Total costs and expenses .........         91.9          99.2           96.3
                                                   -------       -------        -------
Operating income ............................          8.1           0.8            3.7
Other income, net ...........................          1.6           1.5            2.4
                                                   -------       -------        -------
Income before income taxes ..................          9.7           2.3            6.1
Provision for income taxes ..................          4.6           3.1            4.7
                                                   -------       -------        -------
Net income (loss) ...........................          5.1%         (0.8)%          1.4%
                                                   =======       =======        =======

Years Ended December 31, 1998, 1997 and 1996

     Revenues

         Total revenues increased 66.5% to $369.2 million in 1998 from $221.8 million in 1997, and increased 118.5% in 1997 from $101.5 million in 1996. We derive substantially all of our revenues from licenses associated with our RHYTHM suite of software products, as well as related services and maintenance.

         Software Licenses. Revenues from software licenses increased 65.3% to $234.3 million in 1998 from $141.8 million in 1997, and increased 128.4% in 1997 from $62.1 million in 1996. Software license revenues constituted 63.5% of total revenues in 1998, 63.9% in 1997 and 61.1% in 1996. The increases in the dollar amount of software license revenues were due to increased customer awareness of the potential benefits derived from deploying our software solutions and continued strength in key targeted vertical markets. To date, sales of software licenses have been derived principally from direct sales to customers. Although we believe that direct sales will continue to account for a majority of software license revenues, our strategy is to increase the level of indirect sales activities. We expect that sales of our software products through sales alliances, distributors, resellers and other indirect channels will increase as a percentage of software license revenues. However, our efforts to expand indirect sales may not be successful, or these relationships may not continue in the future.

         Services. Revenues from services increased 57.6% to $91.7 million in 1998 from $58.2 million in 1997, and increased 90.4% in 1997 from $30.6 million in 1996. Service revenues constituted 24.8% of total revenues in 1998, 26.3% in 1997 and 30.1% in 1996. The increases in the dollar amount of service revenues were primarily due to an increase in the number of RHYTHM licenses sold and a significant investment in our consulting organization as a result of the increased demand for our solutions. The increases were also due to an increase in the use of third-party consultants to provide implementation services to our customers, which has allowed us to more rapidly penetrate international markets. Service revenues as a percentage of total revenues have fluctuated, and are expected to continue to fluctuate on a period-to-period basis based upon the demand for implementation, training and consulting services.

         Maintenance. Revenues from maintenance increased 97.8% to $43.1 million in 1998 from $21.8 million in 1997, and increased 145.4% in 1997 from $8.9 million in 1996. Maintenance revenues constituted 11.7% of total revenues in 1998, 9.8% in 1997 and 8.8% in 1996. The increases in the dollar amount of maintenance revenues were primarily due to the continued increase in the number of RHYTHM licenses sold and a high percentage of maintenance agreement renewals. We expect that maintenance revenues both in dollar amount and as a percentage of total revenues will continue to increase from the levels achieved in 1998.

         Concentration of Revenues. During 1996, one customer accounted for approximately 11% of total revenues. While on an annual basis no individual customer accounted for more than 10% of total revenues in 1998 or 1997, we generally derive a significant portion of our software license revenues in each quarter from a small number of relatively large sales. For example, in the last three quarters of 1998 and in each quarter of 1997 and 1996, one or more customers individually accounted for at least 15% of total software license revenues. While we believe that the loss of any one of these customers would not seriously harm our business, operating results or financial condition, an inability to consummate one or more substantial license sales in any future period could seriously harm our operating results for that period.

         International Revenues. We recognized $73.2 million of revenues from international sources in 1998, representing approximately 20% of total revenues, $66.7 million in 1997, representing approximately 30% of total revenues, and $21.8 million in 1996, representing approximately 21% of total revenues. Our revenues from international sources were primarily generated from customers located in Asia, Canada and Europe. Revenues from customers located in Europe accounted for approximately 11% of total revenues in 1998, 15% in 1997 and 11% in 1996. The decrease in revenues from international sources as a percentage of total revenues in 1998 was due primarily to the strength of sales efforts in the U.S., reorganization of our international management team which resulted in a lower than expected level of sales execution, and overall weakness in certain international economies primarily in the Asia region, resulting in decreased levels of customer spending in those markets. We believe that continued growth and profitability may require further expansion in international markets. To increase the level of international sales, we have utilized and may continue to utilize substantial resources to expand existing international operations and establish additional international operations. We cannot be certain that our investments in international operations will produce desired levels of revenues or profitability.

     Costs and Expenses

        Cost of Software Licenses. Cost of software licenses consists primarily of:

        o commissions paid to third parties in connection with joint marketing and other related agreements;

        o royalty fees associated with third-party software included with sales of RHYTHM;

        o  the cost of user documentation; and

        o  the cost of reproduction and delivery of the software.

        Cost of software licenses was $8.0 million in 1998, representing 3.4% of software license revenues, $2.7 million in 1997, representing 1.9% of software license revenues and $0.3 million in 1996, representing 0.4% of software license revenues. The increases in cost of software licenses were primarily due to an increase in commissions paid to third parties in connection with joint marketing and other related agreements. We expect the cost of software licenses to vary in the future depending upon the amount of commissions due to other third parties in connection with joint marketing and other related agreements and the amount of royalty fees associated with third-party software included with the sales of RHYTHM.

         Cost of Services and Maintenance. Cost of services and maintenance was $77.5 million in 1998, representing 57.4% of total services and maintenance revenues, $48.4 million in 1997, representing 60.5% of total services and maintenance revenues, and $21.8 million in 1996, representing 55.2% of total services and maintenance revenues. The dollar increases in cost of services and maintenance were due to an increase in the number of consultants, product support and training staff and the increased use of third-party consultants to provide implementation services. In addition, consulting and support centers were established and expanded in Europe, Canada and Asia in recent years. We expect to continue to increase the number of our consulting, product support and training personnel in the foreseeable future as a means to expand into different geographic and vertical markets. Consequently, the cost of services and maintenance as a percentage of total services and maintenance revenues may increase in the future. To the extent that our revenues do not increase at anticipated rates, the hiring of additional personnel could seriously harm our profit margins.

         Sales and Marketing. Sales and marketing expenses were $130.0 million in 1998, representing 35.2% of total revenues, $77.1 million in 1997, representing 34.8% of total revenues, and $35.5 million in 1996, representing 35.0% of total revenues. The increases in the dollar amount of sales and marketing expenses were due to continued expansion of our direct sales force, increased sales commissions as a result of the higher revenue levels, continued investment in strengthening our international selling presence and increased marketing and promotional activities as a result of our expanded suite of intelligent eBusiness solutions. We expect these expenses will continue to increase in absolute dollars and may increase as a percentage of total revenues from the levels experienced in 1998.

         Research and Development. Research and development expenses were $94.2 million in 1998, representing 25.5% of total revenues, $57.4 million in 1997, representing 25.9% of total revenues, and $23.6 million in 1996, representing 23.2% of total revenues. The increases in the dollar amount of research and development expenses were due to the hiring of additional research and development personnel and other related costs incurred to support our growing product footprint. We expect that the dollar amount of research and development expenses will increase as we continue to invest in developing new products, applications and product enhancements for existing and new vertical markets.

         In accordance with Statement of Financial Accounting Standards, or SFAS, No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of our products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and we have not capitalized any software development costs.

         General and Administrative. General and administrative expenses were $38.2 million in 1998, representing 10.3% of total revenues, $25.0 million in 1997, representing 11.3% of total revenues, and $11.1 million in 1996, representing 10.9% of total revenues. The increases in the dollar amount of general and administrative expenses were primarily the result of increased staffing and related costs associated with the growth of our business. The decrease in general and administrative expenses as a percentage of total revenues in 1998 was primarily due to the increase in revenues and our ability to leverage our base of resources to support a larger organization. We expect that the dollar amount of general and administrative expenses will continue to increase in the foreseeable future.

         In-Process Research and Development and Acquisition-Related Expenses. In the recent past, we have sought to expand the depth of our current product offerings through various technology or business acquisitions. Some of these acquisitions involve technology that is not yet determined to be technologically feasible and has no alternative future use in its then-current stage of development. In such instances, in accordance with appropriate accounting guidelines, the portion of the purchase price allocated to in-process research and development is expensed immediately upon acquisition. Further, the final purchase price on certain transactions is ultimately dependent upon certain events such as payouts based on the attainment of specified revenue targets for the acquired products or technologies. Such future earnouts, if any, may be considered additional cost of the acquired company. We acquired SMART in 1999, InterTrans Logistics Solutions Limited, or ITLS, in April 1998 and Think Systems Corporation and Optimax Systems Corporation in 1997. These acquisitions were each accounted for as a pooling of interests. Accordingly, our consolidated financial statements include the financial position, results of operations and cash flows of these companies. Additionally, in 1998 and 1997, we completed other business acquisitions which were accounted for using the purchase method.

         We incurred $7.6 million in 1998, $9.3 million in 1997 and $1.1 million in 1996 in certain acquisition-related expenses, of which $4.7 million in 1998, $4.6 million in 1997 and $1.1 million in 1996 represented the write-off of in-process research and development. The remaining costs primarily consisted of investment banking, legal and accounting fees and expenses and amortization of intangibles. See Note 3 in the Notes to Consolidated Financial Statements for further discussion.

     Other Income, Net

         Other income, net was $8.8 million in 1998, representing 2.4% of total revenues, $3.3 million in 1997, representing 1.5% of total revenues, and $1.7 million in 1996, representing 1.6% of total revenues. The increases in the dollar amount of other income, net were primarily due to interest earned on higher balances of cash, cash equivalents and short-term investments resulting from net proceeds of our public offerings of common stock in 1997 and 1996. Included in other income, net for 1998 was a gain of $1.8 million on the sale of SMART's hosting business.

     Provision for Income Taxes

         We recorded income tax expense of $17.3 million in 1998, $6.9 million in 1997 and $4.7 million in 1996. Our effective income tax rates were 76.8% in 1998, 133.9% in 1997 and 47.6% in 1996. The fluctuations in our effective income tax rates were primarily due to the non-deductibility of certain subsidiaries' losses, the in-process research and development and certain other acquisition-related expenses. Excluding the effects of certain subsidiaries' losses, the in-process research and development and certain other acquisition-related expenses, our effective tax rate was 38.5% in 1998, 34.2% in 1997 and 37.2% in 1996.

    Net Income Per Share

        Net income per share is calculated in accordance with SFAS No. 128, "Earnings Per Share." This method requires calculation of both net income per share and net income per share, assuming dilution. Net income per share excludes the potentially dilutive effect of common stock equivalents such as stock options, while net income per share, assuming dilution includes such potentially dilutive effects. Future weighted-average shares outstanding calculations will be impacted by the following factors:

        o the ongoing issuance of common stock associated with stock option exercises;

        o the issuance of common shares associated with our employee stock purchase program;

        o any fluctuations in our stock price, which could cause changes in the number of common stock equivalents included in the net income per share, assuming dilution computation; and

        o the issuance of common stock to effect business combinations should we enter into such transactions.


LIQUIDITY AND CAPITAL RESOURCES

         We historically have financed our operations and met our capital expenditure requirements primarily through cash flows from operations and sales of equity securities. Our liquidity and financial position consisted of $183.6 million of working capital at December 31, 1998, as compared to $168.3 million at December 31, 1997. The increases in working capital were primarily related to an increase in cash, cash equivalents and short-term investments to $156.0 million at December 31, 1998 from $151.9 million at December 31, 1997. Cash flows from operations were $13.8 million in 1998, $3.9 million in 1997 and $7.1 million in 1996. Operating cash flows increased in 1998 as compared to 1997 primarily due to an increase in net income, deferred revenues and the tax benefit from stock option activity, offset by an increase in accounts receivable. The tax benefit from stock option activity is primarily the result of disqualifying dispositions of stock acquired under our stock plans. Operating cash flows decreased in 1997 as compared to 1996 primarily due to an increase in accounts receivable partially offset by increases in the tax benefit from stock option activity and accrued compensation and related expenses.

         Accounts receivable, net of allowance for doubtful accounts, increased to $127.7 million at December 31, 1998 from $76.6 million at December 31, 1997 primarily due to strong fourth quarter revenues in 1998. Quarter-end days' sales outstanding was 102 days at December 31, 1998. Accounts receivable and days' sales outstanding can fluctuate for a variety of reasons, including:

        o   the amount and timing of revenues earned;

        o   our collection experience;

        o the amount of receivables generated from international customers which generally have longer payment terms compared to customers in the U.S.; and

        o the number of large sales for which some amounts may not be due upon execution of the contract.

         We believe that the allowance for doubtful accounts at December 31, 1998, is adequate to cover any collection difficulties with respect to accounts receivable. However, a significant portion of our accounts receivable are derived from sales of large licenses, often to new customers with whom we do not have a payment history. Accordingly, there can be no assurance that the allowance will be adequate to cover any receivables that are later determined to be uncollectible, particularly if one or more large receivables become uncollectible.

         Cash used in investing activities was $102.7 million for 1998 as compared to $18.0 million for 1997 and $29.2 million for 1996. Cash used in investing activities was higher in 1998 primarily due to the January 1998 investment of the net proceeds from our public offering at the end of 1997, at which time the proceeds were invested primarily in financial instruments classified as cash equivalents. At December 31, 1998, we did not have any material commitments for capital expenditures.

         Cash provided by financing activities was $14.2 million for 1998 as compared to $109.8 million for 1997 and $55.6 million for 1996. Cash provided by financing activities for 1997 includes the net proceeds of $89.4 million from our public offering at the end of 1997. Cash provided by financing activities for 1996 includes net proceeds of $43.7 million from our May 1996 initial public offering of common stock.

         At December 31, 1998, we had a $15.0 million revolving credit agreement that expired in October 1999, was unsecured and contained customary restrictive covenants, including covenants requiring us to maintain certain financial ratios. The revolving credit agreement was not subject to a borrowing base limitation and borrowings thereunder bore interest at LIBOR plus 0.75% to 1.75%, depending on certain cash ratios. The maximum borrowings available under the facility were reduced by the value of outstanding letters of credit issued by the lender on our behalf, $6.7 million of which were outstanding at December 31, 1998. At December 31, 1998, there were no borrowings outstanding under this agreement and we were in compliance with all covenants.

         In August 1999, we entered into one-year revolving credit facilities with an aggregate borrowing capacity of $30.0 million with substantially the same terms as the prior credit facility.

         We may in the future pursue additional acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. Any material acquisition or joint venture could result in a decrease to our working capital depending on the amount, timing and nature of the consideration to be paid.

         We believe that existing cash and cash equivalent balances, short-term investment balances, available borrowings under revolving credit agreements and potential cash flows from operations will satisfy our working capital and capital expenditure requirements for the next twelve months. However, any material acquisitions of complementary businesses, products or technologies or joint venture arrangements could require us to obtain additional equity or debt financing. There can be no assurance that such financing would be available on acceptable terms, if at all.


YEAR 2000 ISSUES

         Many older computer systems and software products currently in use accept only two-digit entries in the date code field. As a result, systems and software that record only the last two digits of the calendar year may be unable to determine whether "00" means the year 1900 or the year 2000. This may result in system or software failures or the creation of erroneous results. As a result, the computer systems and/or software used by many companies may need upgrading to comply with the "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. We believe that current versions of our software products, including software licensed from third parties, are Year 2000 compliant. However, some customers may be running earlier versions of the software products developed by those companies that we have acquired that may not be Year 2000 compliant, and we are encouraging those customers to migrate to current product versions. Moreover, our products are often integrated into enterprise systems involving complicated software products developed by other vendors. Year 2000 problems inherent in a customer's transactional software programs might significantly limit that customer's ability to realize the intended benefits of our products and services. In the future, we may be subject to claims based on Year 2000 problems in others' products, custom scripts created by third parties to interface with our products or issues arising from the integration of multiple products within an overall system. We have not been a party to any litigation or arbitration proceeding to date involving our products or services related to Year 2000 compliance issues. However, in the future, we may need to defend our products or services in those proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liability for Year 2000-related damages, could harm our business, operating results and financial condition.

         We believe that Year 2000 issues may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to correct, patch or replace their current hardware and software systems to achieve Year 2000 compliance. These expenditures may result in reduced funds available to purchase our products and services. Any of the foregoing could harm our business, operating results and financial condition.

         Our plan to resolve Year 2000 issues includes assessment, remediation and testing of internal management and other information systems. As of September 30, 1999, remediation and testing of such systems was substantially complete. However, system compliance testing will continue in conjunction with our overall information systems initiatives throughout the fourth quarter of 1999. We have not deferred any information technology initiatives as a result of our Year 2000 project. Through September 30, 1999, we have incurred approximately $400,000 of expenses related to correction of Year 2000 issues. We currently expect additional expenses during the remainder of 1999 in connection with the correction of Year 2000 issues to be minimal. Such expenses are being funded through operating cash flows.

         We believe that an effective plan is in place to resolve the Year 2000 issues in a timely manner. We do not believe that material exposure to significant business interruption exists as a result of Year 2000 compliance issues or that the cost of remedial actions would seriously harm our business, financial condition or results of operations. We have not fully determined the risks associated with the reasonably worst-case scenario and have not formulated a contingency plan to address Year 2000 issues. We do not expect to have a specific contingency plan in place in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the balance sheet, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We do not expect SFAS 133 to have a material effect on our financial position or results of operations.

         In December 1998, the American Institute of Certified Public Accountants issued Statement of Position, or SOP 98-9, "Modifications of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions," which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2, "Software Revenue Recognition." We have been in compliance with SOP 97-2, as modified by SOP 98-9, since January 1, 1999.


FINANCIAL RISK MANAGEMENT

         Foreign Exchange. Our revenues originating outside the U.S. in were 20% of total revenues in 1998, 30% in 1997 and 21% in 1996. Revenues generated from Europe were 11% of total revenues in 1998, 15% in 1997 and 11% in 1996. International sales are made mostly from our foreign sales subsidiaries in the local countries and are typically denominated in U.S. dollars. These subsidiaries incur most of their expenses in the local currency. The effect of foreign exchange rate fluctuations in 1998, 1997 and 1996 was not material to our financial position or results of operations.

         Interest Rates. We invest our cash in a variety of financial instruments, including bank time deposits, and taxable and tax-advantaged variable-rate and fixed-rate obligations of corporations, municipalities, and local, state and national governmental entities and agencies. These investments are denominated in U.S. dollars. Cash balances in foreign currencies overseas are operating balances and are invested in short-term time deposits of the local operating bank.

         Interest income on our investments is carried in "Other Income, Net." We account for our investment instruments in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." All of our cash equivalents and short-term investments are treated as available-for-sale under SFAS 115.

         Investments in both fixed-rate and floating-rate interest earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities which have seen a decline in market value due to changes in interest rates. Our investment securities are held for purposes other than trading. While at December 31, 1998, certain of the investment securities had maturities in excess of one year, we liquidated such securities within one year. The weighted-average interest rate on investment securities at December 31, 1998, was 5.3%. The fair value of securities held at December 31, 1998, approximated the cost of the securities because the majority of the securities are held for a short duration. Based on our marketable securities portfolio and current interest rates, a 200 basis point increase or decrease in interest rates would result in no material increase or decrease in the fair market value of our marketable securities portfolio.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     In addition to the other information in this report, the following factors should be considered in evaluating our company and our business.

OUR FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND WE MAY FAIL TO MEET EXPECTATIONS, WHICH MAY NEGATIVELY IMPACT THE PRICE OF OUR STOCK.

     Our operating results have varied significantly from quarter to quarter in the past, and we expect our operating results to continue to vary from quarter to quarter in the future, due to a variety of factors, many of which are outside of our control. Factors that could affect quarterly operating results include:

     - volume and timing of customer orders;

     - length of the sales cycle;

     - customer budget constraints;

     - announcement or introduction of new products or product enhancements by us or our competitors;

     - changes in prices of our products and those of our competitors;

     - foreign currency exchange rate fluctuations;

     - market acceptance of new products;

     - mix of direct and indirect sales;

     - changes in our strategic relationships; and

     - changes in our business strategy.

     Furthermore, customers may defer or cancel their purchases of products if they experience a downturn in their business or if there is a downturn in the general economy. We will continue to determine our investment and expense levels based on expected future revenues. A significant portion of our expenses are not variable in the short term, and we cannot reduce them quickly to respond to decreases in revenues. Therefore, if revenues are below expectations, this shortfall is likely to adversely and disproportionately affect our operating results. In addition, we may reduce our prices or accelerate investment in research and development efforts in response to competitive pressures or to pursue new market opportunities. Any of these activities may further limit our ability to adjust spending in response to revenue fluctuations. Revenues may not grow at historical rates in future periods, or they may not grow at all. Accordingly, we may not maintain positive operating margins in future quarters. Any of these factors could cause our operating results to be below the expectations of public market analysts and investors, and the price of our common stock may fall.

WE ANTICIPATE SEASONAL FLUCTUATIONS IN REVENUES, WHICH MAY CAUSE VOLATILITY IN OUR STOCK PRICE.

     The market price of our common stock has been volatile in the past, and the market price of our common stock may be volatile in the future. Historically, our revenues have tended to be strongest in the fourth quarter of the year. We believe that our seasonality is due to the calendar year budgeting cycles of many of our customers and our compensation policy that rewards sales personnel for achieving annual revenue quotas. In future periods, these seasonal trends may cause our quarter-to-quarter operating results to vary, which may result in failing to meet the expectations of public market analysts and investors.

WE DEPEND ON SIGNIFICANT INDIVIDUAL LICENSE SALES. THEREFORE, OUR OPERATING RESULTS FOR A GIVEN PERIOD COULD SUFFER SERIOUS HARM IF WE FAIL TO CLOSE THE LARGE SALES WE TARGETED FOR THAT PERIOD.

     We generally derive a significant portion of revenues in each quarter from a small number of relatively large sales. For example, in the first three quarters of 1999, the last three quarters of 1998 and each quarter of 1997 and 1996, one or more customers individually accounted for at least 15% of our total software license revenues in each respective quarter. Moreover, due to customer purchasing patterns, we typically realize a significant portion of our software license revenues in the last few weeks of a quarter. As a result, we are subject to significant variations in license revenues and results of operations if we incur any delays in customer orders. If in any future period we fail to close one or more substantial license sales that we have targeted to close in that period, this failure could seriously harm our operating results for that period.

WE MAY NOT REMAIN COMPETITIVE, AND INCREASED COMPETITION COULD SERIOUSLY HARM OUR BUSINESS.

     Our competitors offer a variety of solutions addressed at various segments of the supply chain as well as other eBusiness processes. These competitors include:

     - enterprise resource application software vendors such as Baan, JD Edwards, Oracle, PeopleSoft and SAP, each currently offering or marketing competitive software solutions;

     - vendors of products and services for eBusiness;

     - other software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, eBusiness solutions;

     - supply chain software vendors, including Manugistics and Logility; and

     - corporate information technology departments, which may develop their own eBusiness solutions.

     Historically, a number of enterprise resource planning vendors have jointly marketed our products as a complement to their own systems. However, as we attempt to increase our market share and expand our product offerings, and as enterprise resource planning vendors expand their own product offerings, our relationships with these vendors have and may continue to become more competitive. We believe that enterprise resource planning vendors are focusing significant resources on increasing the functionality of their own planning and scheduling products.

     Relative to us, many of our competitors have:

     - longer operating histories;

     - significantly greater financial, technical, marketing and other resources;

     - greater name recognition;

     - a broader range of products to offer; and

     - a larger installed base of customers.

     Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to enhance their products, which may result in increased competition. In addition, we expect to experience increasing price competition as we compete for market share, and we may not be able to compete successfully with our existing or new competitors. If we experience increased competition, substantial harm may result to our business, operating results and financial condition.

OUR STRATEGIES OF ESTABLISHING AND PROMOTING OUR MARKETPLACE SERVICES IN DIGITAL TRADING COMMUNITIES AND OUR TRADEMATRIX PORTAL ARE UNPROVEN AND MAY BE UNSUCCESSFUL.

     As part of our business strategy, we are offering our Marketplace Services to trading community participants in digital marketplaces. In addition, we are offering our TradeMatrix services to link and provide value-added services to digital marketplaces. This strategy is unproven, and currently we are providing our Marketplace Services in only a small number of digital trading communities and currently are providing only a limited portion of our intended TradeMatrix services. We have limited experience developing and operating digital marketplaces, and we cannot assure you that these trading communities will be operated effectively, that enterprises will join and remain in these trading communities, that we will develop and provide successfully all intended TradeMatrix services, or that we will generate significant revenues from these services. To date, we have not generated significant revenues from these services. If this business strategy is flawed, or if we are unable to execute it effectively, our business, operating results and financial condition could be substantially harmed.

     In addition, we expect to rely on third parties' efforts to promote our Marketplace Services and TradeMatrix portal. Because our revenues from these sources are likely to be largely based on subscriptions to or utilization of our digital marketplaces, any failure by these third parties to successfully promote our Marketplace Services or TradeMatrix portal, or any reluctance to participate in our digital marketplaces or TradeMatrix on the part of suppliers, manufacturers, distributors, logistics providers or customers, could harm our business, results of operations and financial condition.

     Furthermore, our Marketplace Services and TradeMatrix portal may be unable to support large numbers of trading community participants. We currently use third-party service providers to host these services, and we intend to internally host some or all of these services in the future. We may be liable to trading community participants for damages, or these marketplaces may experience service interruptions, if we or third-party service providers suffer system failures or if a digital marketplace or TradeMatrix otherwise becomes inoperable.

RAPID GROWTH IN OUR OPERATIONS COULD CONTINUE TO STRAIN OUR MANAGERIAL AND OPERATIONAL RESOURCES.

     We have experienced rapid growth. Revenues have increased to $395.8 million in the nine months ended September 30, 1999 from $255.6 million in the nine months ended September 30, 1998, and to $369.2 million in 1998 from $221.8 million in 1997 and from $101.5 million in 1996. Our employee count has increased to approximately 2,650 at September 30, 1999 from 2,244 at December 31, 1998 and from 1,191 at December 31, 1997. We have also increased the scope of our operating and financial systems and the geographic distribution of our operations and customers. This growth has strained our management and operations, and they will continue to be strained if rapid growth continues. Our officers and other key employees will need to implement and improve our operational, customer support and financial control systems and effectively expand, train and manage our employee base. Further, we expect that we will be required to manage an increasing number of relationships with various customers and other third parties. We may not be able to manage future expansion successfully, and our inability to do so would harm our business, operating results and financial condition.

ANY DECREASE IN DEMAND FOR OUR RHYTHM SUITE OF PRODUCTS AND SERVICES COULD SIGNIFICANTLY REDUCE OUR REVENUES.

     We derive substantially all of our revenues from licenses of our RHYTHM suite of products and related services. RHYTHM-related revenues, including maintenance and consulting contracts, will continue to account for substantially all of our revenues for the foreseeable future. As a result, our future operating results will depend upon continued market acceptance of RHYTHM and enhancements thereto. However, RHYTHM may not achieve continued market acceptance. Competition, technological change or other factors could decrease demand for, or market acceptance of, RHYTHM. Any decrease in demand or market acceptance of RHYTHM could substantially harm our business, operating results and financial condition.

WE ARE INVESTING SIGNIFICANT RESOURCES IN DEVELOPING AND MARKETING OUR INTELLIGENT EBUSINESS SOLUTIONS. THE MARKET FOR THESE SOLUTIONS IS NEW AND EVOLVING, AND, IF THIS MARKET DOES NOT DEVELOP AS WE ANTICIPATE OR IF WE ARE UNABLE TO DEVELOP ACCEPTABLE SOLUTIONS, SERIOUS HARM WOULD RESULT TO OUR BUSINESS.

     We currently derive a substantial portion of our revenues from licenses for decision-support software products associated with supply chain management software and related services. However, we are investing significant resources in further developing and marketing enhanced products and services to facilitate eBusiness over public and private networks. For the first few months after we introduce new products and services, the demand for and market acceptance of those products and services are subject to a high level of uncertainty, especially where acquisition of our products or services requires a large capital commitment or other significant commitment of resources. Adoption of eBusiness software solutions, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. These products and services involve a new approach to the conduct of business, and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of these products and services in order to generate demand. The market for this broader functionality may not develop, competitors may develop superior products and services, or we may not develop acceptable solutions to address this functionality. Any one of these events could seriously harm our business, operating results and financial condition.

RAPID ADOPTION OF OUR MARKETPLACE SERVICES AND TRADEMATRIX SERVICES COULD REDUCE OUR SOFTWARE LICENSING REVENUES.

     Our customers may rapidly adopt our Marketplace Services and TradeMatrix services. Revenues from these services will be based on subscriptions to or utilization of digital marketplaces. This pricing model differs from our historical model of deriving revenues from licenses of the RHYTHM suite of products, which we largely recognize upon executing a contract and delivering software. Although our revenue from digital marketplaces and TradeMatrix has been immaterial to date, our business model calls for a growing portion of our revenues in the future to be based upon subscription and utilization fees from these services. To the extent that our customers choose to use our Marketplace Services and TradeMatrix services in lieu of licensing the RHYTHM suite of products, we may recognize lower revenues in the initial periods of our relationships with these customers.

THE MARKETS IN WHICH WE COMPETE EXPERIENCE RAPID TECHNOLOGICAL CHANGE. IF WE DO NOT RESPOND TO THE TECHNOLOGICAL ADVANCES OF THE MARKETPLACE, WE COULD SERIOUSLY HARM OUR BUSINESS.

     Enterprises are increasing their focus on decision-support solutions for eBusiness challenges. As a result, they are requiring their application software vendors to provide greater
                                       12
levels of functionality and broader product offerings. Moreover, competitors continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products, services and enhancements. We must continue to enhance our current product line and develop and introduce new products and services that keep pace with the technological developments of our competitors. We must also satisfy increasingly sophisticated customer requirements. If we cannot successfully respond to the technological advances of others, or if our new products or product enhancements and services do not achieve market acceptance, these events could seriously harm our business, operating results and financial condition.

IF USE OF THE INTERNET FOR COMMERCE AND COMMUNICATION DOES NOT INCREASE AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

     We are offering new and enhanced products and services, some of which, such as Marketplace Services and TradeMatrix, depend on increased acceptance and use of the Internet as a medium for commerce and communication. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

     Our business could be seriously harmed if:

     - use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     - the necessary communication and computer network technology underlying the Internet and other online services does not effectively support any expansion that may occur;

     - new standards and protocols are not developed or adopted in a timely manner; or

     - for any other reason -- such as concerns about security, reliability, cost, ease of use, accessibility or quality of service -- the Internet does not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the need for and desirability of our products and services.

FUTURE REGULATION OF THE INTERNET MAY SLOW ITS GROWTH, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES AND INCREASED COSTS OF DOING BUSINESS.

     Due to increasing popularity and use of the Internet, it is possible that state and federal regulators could adopt laws and regulations that impose additional burdens on companies conducting business online. For example, the growth and development of the market for Internet-based services may prompt calls for more stringent consumer protection laws. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could decrease the expansion of the Internet, causing our costs to increase and our growth to be harmed.

CONCERNS THAT OUR PRODUCTS DO NOT ADEQUATELY PROTECT THE PRIVACY OF CONSUMERS COULD INHIBIT SALES OF OUR PRODUCTS.

     One of the principal features of our customer management software applications is the ability to develop and maintain profiles of consumers for use by businesses. Typically, these products capture profile information when consumers, business customers and employees visit a Web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. Our products augment these profiles over time by collecting usage data. Although we have designed our customer management products to enable the development of applications that permit Web site visitors to prevent the distribution of any of their personal data beyond that specific Web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. If we cannot adequately address consumers' privacy concerns, these concerns could seriously harm our business, financial condition and operating results.

IF OUR ENCRYPTION TECHNOLOGY FAILS TO ENSURE THE SECURITY OF OUR CUSTOMERS' ONLINE TRANSACTIONS, SERIOUS HARM TO OUR BUSINESS COULD RESULT.

     The secure exchange of value and confidential information over public networks is a significant concern of consumers engaging in online transactions and interaction. Our customer management software applications use encryption technology to provide the security necessary to effect the secure exchange of value and confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the algorithms that these applications use to protect customer transaction data. If any compromise or breach were to occur, it could seriously harm our business, financial condition and operating results.

WE MAY NOT SUCCESSFULLY INTEGRATE OR REALIZE THE INTENDED BENEFITS OF OUR RECENT ACQUISITIONS.

     We acquired ITLS in April 1998 and SMART in July 1999. In addition, we have acquired other businesses and products to help broaden and strengthen our product portfolio. The success of these acquisitions will depend primarily on our ability to:

     - retain, motivate and integrate the acquired personnel;

     - integrate multiple information systems; and

     - integrate acquired software with our existing products and services.

We may encounter difficulties in integrating our operations and products with those of ITLS, SMART and others. We may not realize the benefits that we anticipated when we made these acquisitions. Our failure to successfully integrate our operations and products with those of ITLS, SMART and others could seriously harm our business, operating results and financial condition.

WE MAY MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT VENTURES THAT MAY NOT BE SUCCESSFUL.

     In the future, we may acquire additional businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. Management's negotiations of potential acquisitions or joint ventures and management's integration of acquired businesses, products or technologies could divert their time and resources. Any future acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write off in-process research and development and other acquisition-related expenses. Further, we may not be able to integrate any acquired business, product or technology with our existing operations or train, retain and motivate personnel from the acquired business. If we are unable to fully integrate an acquired business, product or technology or train, retain and motivate personnel from the acquired business, we may not receive the intended benefits of that acquisition.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS THAT COULD HARM OUR COMPANY.

     Our international operations are subject to risks inherent in international business activities. In addition, we may expand our international operations in the future, which would increase our exposure to these risks. The risks we face internationally include:

     - difficulties and costs of staffing and managing geographically disparate operations;

     - longer accounts receivable payment cycles in certain countries;

     - compliance with a variety of foreign laws and regulations;

     - unexpected changes in regulatory requirements;

     - overlap of different tax structures;

     - greater difficulty in safeguarding intellectual property;

     - import and export licensing requirements;

     - trade restrictions;

     - changes in tariff rates;

     - political instability; and

     - general economic conditions in international markets.

CHANGES IN THE VALUE OF THE U.S. DOLLAR, AS COMPARED TO THE CURRENCIES OF FOREIGN COUNTRIES WHERE WE TRANSACT BUSINESS, COULD HARM OUR OPERATING RESULTS.

     To date, our international revenues have been denominated primarily in U.S. dollars. The majority of our international expenses and some revenues have been denominated in currencies other than the U.S. dollar. Therefore, changes in the value of the U.S. dollar as compared to these other currencies may adversely affect our operating results. As our international operations expand, we will use an increasing number of foreign currencies, causing our exposure to currency exchange rate fluctuations to increase. Although we have implemented limited hedging programs to mitigate our exposure to currency fluctuations, currency exchange rate fluctuations have caused, and will continue to cause, currency transaction gains and losses. While these gains and losses have not been material to date, they may harm our business, results of operations or financial condition in the future.

WE DEPEND ON OUR STRATEGIC PARTNERS AND OTHER THIRD PARTIES. IF WE FAIL TO DERIVE BENEFITS FROM OUR EXISTING AND FUTURE STRATEGIC RELATIONSHIPS, OUR BUSINESS WILL SUFFER.

     From time to time, we have collaborated with other companies, including IBM and PricewaterhouseCoopers, in areas such as product development, marketing, distribution and implementation. Maintaining these and other relationships is a meaningful part of our business strategy. However, some of our current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. In addition, some of our relationships have failed to meet expectations and may fail to meet expectations in the future. We may not be able to enter into successful new strategic relationships in the future.

THE LOSS OF ANY OF OUR KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD SERIOUSLY HARM OUR COMPANY.

     We rely upon the continued service of a relatively small number of key technical and senior management personnel. Our future success depends on retaining our key employees and our continuing ability to attract, train and retain other highly qualified technical and managerial personnel. Very few of our key technical or senior management personnel are bound by employment agreements. As a result, our employees could leave with little or no prior notice. In the past, we have had difficulty recruiting qualified personnel. We may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. Our loss of any of our key technical and senior management personnel or our inability to attract, train and retain additional qualified personnel could seriously harm our business, operating results and financial condition.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

     We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. However, these measures afford only limited protection. Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Although we believe software piracy may be a problem, we are not able to determine the extent to which piracy of our software products exists. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. This is particularly true in foreign countries where the laws may not protect proprietary rights to the same extent as the laws of the United States and may not provide us with an effective remedy against piracy.

     As the number of products and competitors continues to grow, the functionality of products in different industry segments is increasingly overlapping. As a result, we increasingly may be subject to claims of intellectual property infringement. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, third parties may claim infringement by us with respect to current or future products. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation or damages, cause product shipment delays or the loss or deferral of sales, or require us to enter into royalty or licensing agreements. If we enter into royalty or licensing agreements in settlement of any litigation or claims, these agreements may not be on terms acceptable to us. Unfavorable royalty and licensing agreements could seriously harm our business, operating results and financial condition.

     We resell some software that we license from third parties. Although we may continue this practice, third-party software licenses may not continue to be available to us on commercially reasonable terms. Our inability to maintain or obtain any of these software licenses will delay or reduce our product shipments until we can identify, license and integrate equivalent software. Any loss of these licenses or delay or reduction in product shipments could harm our business, operating results and financial condition.

OUR PRODUCTS' FAILURE TO REMAIN COMPATIBLE WITH EXISTING AND NEW COMPUTERS AND SOFTWARE OPERATING SYSTEMS WOULD SERIOUSLY HARM OUR BUSINESS.

     Our RHYTHM software can operate on hardware platforms from Digital Equipment, Hewlett-Packard, IBM and Sun Microsystems and operating systems from Sun Microsystems and Microsoft. RHYTHM can access data from most widely-used structured query language databases, including Informix, Oracle and Sybase. If additional hardware or software platforms gain significant market acceptance, we may be required to attempt to adapt RHYTHM to those platforms in order to remain competitive. However, those platforms may not be architecturally compatible with RHYTHM's software product design, and we may not be able to adapt RHYTHM to those additional platforms on a timely basis, or at all. Any failure to maintain compatibility with existing platforms or to adapt to new platforms that achieve significant market acceptance would seriously harm our business, operating results and financial condition.

OUR SOFTWARE IS COMPLEX AND MAY CONTAIN UNDETECTED ERRORS.

     Our software programs are complex and may contain undetected errors or "bugs." Although we conduct extensive testing, we may not discover bugs until our customers install and use a given product or until the volume of services that a product provides increases. On occasion, we have experienced delays in the scheduled introduction of new and enhanced products because of bugs. Undetected errors could result in loss of customers or reputation, adverse publicity, loss of revenues, delay in market acceptance, diversion of development resources, increased insurance costs or claims against us by customers, any of which could seriously harm our business, operating results and financial condition.

RELEASES OF AND PROBLEMS WITH NEW PRODUCTS MAY CAUSE PURCHASING DELAYS, WHICH WOULD HARM OUR REVENUES.

     Customers may delay their purchasing decisions in anticipation of our new or enhanced products, or products of competitors. Delays in customer purchasing decisions could seriously harm our business and operating results. Moreover, significant delays in the general availability of new releases, significant problems in the installation or implementation of new releases, or customer dissatisfaction with new releases could seriously harm our business, operating results and financial condition.

OUR FAILURE TO SUCCESSFULLY RECRUIT AND RETAIN TECHNICAL AND IMPLEMENTATION PERSONNEL COULD REDUCE OUR LICENSE REVENUES OR LIMIT THE GROWTH OF OUR LICENSE REVENUES.

     A shortage of qualified technical sales support personnel could harm our ability to expand sales and enter into new vertical markets. We will depend on our trained implementation personnel or those of independent consultants to implement our products and services. A shortage in the number of trained implementation personnel could limit our ability to implement our software and services on a timely and effective basis. Delayed or ineffective implementation of our software and services may limit our ability to expand our revenues and may result in customer dissatisfaction and harm to our reputation. Any of these events could seriously harm our business, operating results and financial condition.

PROBLEMS RELATING TO THE "YEAR 2000 ISSUE" COULD ADVERSELY AFFECT OUR COMPANY.

     Many older computer systems and software products currently in use accept only two-digit entries in the date code field. As a result, systems and software that record only the last two digits of the calendar year may be unable to determine whether "00" means the year 1900 or the year 2000. This may result in system or software failures or the creation of erroneous results. As a result, the computer systems and/or software that many companies use may need upgrading to comply with the "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. We believe that current versions of our software products, including software licensed from third parties, are Year 2000 compliant. However, some customers may be running earlier versions of the software products developed by companies that we have acquired that may not be Year 2000 compliant, and we are encouraging those customers to migrate to current product versions. Moreover, our products are often integrated into enterprise systems involving complicated software products developed by other vendors. Year 2000 problems inherent in a customer's transactional software programs might significantly limit that customer's ability to realize the intended benefits of our products.

     In the future, we may be subject to claims based on Year 2000 problems in others' products, custom scripts created by third parties to interface with our products or issues arising from the integration of multiple products within an overall system. We have not been a party to any litigation or arbitration proceeding to date involving products or services related to Year 2000 issues. However, in the future, we may need to defend our products or services in those proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liability for Year 2000-related damages, could harm our business, operating results and financial condition.

     In addition, we believe that Year 2000 issues may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to correct, patch or replace their current hardware and software systems to achieve Year 2000 compliance. These expenditures may result in reduced funds available to purchase our products and services. Any of the foregoing could harm our business, operating results and financial condition.

WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Our license agreements typically seek to limit our exposure to product liability claims from our customers. However, these contract provisions may not preclude all potential claims. Additionally, our general liability insurance may be inadequate to protect us from all liability that we may face. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any claim, whether or not successful, could harm our reputation and business, operating results and financial condition.

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE VOTING CONTROL.

     Our executive officers and directors together beneficially own approximately 44% of the total voting power of our company. Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs.

OUR CHARTER AND BYLAWS HAVE ANTI-TAKEOVER PROVISIONS.

     Provisions of our Certificate of Incorporation and our Bylaws as well as the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination.

OUR STOCK PRICE HISTORICALLY HAS BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL OUR COMMON STOCK WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

     The market price of our common stock has been volatile in the past, and the market price of our common stock may be volatile in the future. The following factors may significantly affect the market price of the common stock:


     - quarterly variations in our results of operations;

     - the announcement of new products or product enhancements by us or our competitors;

     - technological innovations by us or our competitors; and

     - general market conditions or market conditions specific to particular industries.

In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely due to events unrelated to their operating performance. These fluctuations may harm the market price of our common stock.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION, WHICH WOULD INTERFERE WITH OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN.

     We have substantial cash, cash equivalents and short-term investments. We plan to continue investing these assets in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income, even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities. We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us may materially and adversely affect our business, prospects and operating results.


                                       20